Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Community West Bancshares of our report dated March 3, 2017, relating to the consolidated financial statements of Community West Bancshares, appearing in the Annual Report on Form 10-K of Community West Bancshares for the year ended December 31, 2016.

/S/ RSM US LLP
Las Vegas, Nevada
June 27, 2017